Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated July 20, 2017 (except for Note 14(a) as to which the date is August 31, 2017 and Notes 14(b), (c), (d) and (e), as to which the date is December 4, 2017) with respect to the consolidated financial statements of Quanterix Corporation included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-221475) and related Prospectus of Quanterix Corporation for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts
December 6, 2017